AlpInvest Seed Fund II, L.P.

Financial Statements with Independent Auditor’s Report

For the Period from April 21, 2025 (Inception) to August 31, 2025

Audited

This document is confidential and strictly for accounting purposes only. This document is not to be used for performance or analytical purposes.

AlpInvest Seed Fund II, L.P.

Ernst & Young LLP One Manhattan West New York, NY 10001	Tel: +1 212 773 3383 ey.com

Report of Independent Registered Public Accounting Firm

To the Partners of AlpInvest Seed Fund II, L.P.

Opinion on the Financial Statements

We have audited the accompanying statement of assets, liabilities and partners’ capital of AlpInvest Seed Fund II, L.P. (the “Fund”), including the schedule of investments, as of August 31, 2025, and the related statements of operations, cash flows, and changes in partners’ capital for the period from April 21, 2025 (Inception) to August 31, 2025, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Fund at August 31, 2025, and the results of its operations, its cash flows, and changes in its partners’ capital for the period from April 21, 2025 (Inception) to August 31, 2025, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Fund’s management. Our responsibility is to express an opinion on the Fund’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Fund in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Fund is not required to have, nor were we engaged to perform, an audit of the Fund’s internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our procedures included confirmation of investments owned as of August 31, 2025, by correspondence directly with third-party managers; when replies were not received from the third-party managers, we performed other auditing procedures. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the auditor of one or more AlpInvest investment companies since 2022.

New York, NY

October 15, 2025

A member firm of Ernst & Young Global Limited

AlpInvest Seed Fund II, L.P.

Statement of Assets, Liabilities and Partners’ Capital	2025
As of August 31, 2025	USD

Assets
Investment in Affiliates, at Fair Value (Cost 95,208,367)	103,724,073
Cash and Cash Equivalents	205,205,553

Total Assets	308,929,627

Liabilities and Partners’ Capital

Liabilities
Accrued Professional Fees	489,953

Total Liabilities	489,953
Commitment and Contingencies (See Note 10)

Partners’ Capital
General Partner	769,176
Limited Partners	307,670,497

Total Partners’ Capital	308,439,673

Total Liabilities and Partners’ Capital	308,929,627

See accompanying Notes to the Financial Statements.

AlpInvest Seed Fund II, L.P.

Statement of Operations	2025
For the Period from April 21, 2025 (Inception) to August 31, 2025	USD

Expenses
Professional Fees	489,953
Other Expenses	76

Total Expenses	490,029

Net Investment Income / (Loss)	(490,029)

Net Realized and Unrealized Gain / (Loss) on Investment in Affiliates and Foreign Currency Translation
Net Realized Gain / (Loss) on Investment in Affiliates and Foreign Currency Translation	0
Net Unrealized Gain / (Loss) on Investment in Affiliates	8,515,706
Net Unrealized Foreign Currency Gain / (Loss) on Investment in Affiliates	0
Net Realized and Unrealized Gain / (Loss) on Investment in Affiliates and Foreign Currency Translation	8,515,706

Net Increase / (Decrease) in Partners’ Capital resulting from Operations	8,025,677

See accompanying Notes to the Financial Statements.

AlpInvest Seed Fund II, L.P.

Statement of Changes in Partners’ Capital
For the Period from April 21, 2025 (Inception) to August 31, 2025			USD

	General Partner	Limited Partners	Total

Partners’ Capital, Inception	0	0	0

Capital Contributions	749,162	299,664,835	300,413,997
Capital Distributions	0	0	0

Net Increase / (Decrease) in Partners’ Capital resulting from Operations	20,014	8,005,662	8,025,677

Partners’ Capital, August 31, 2025	769,176	307,670,497	308,439,673

See accompanying Notes to the Financial Statements.

AlpInvest Seed Fund II, L.P.

Statement of Cash Flows	2025
For the Period from April 21, 2025 (Inception) to August 31, 2025	USD

Cash Flows from Operating Activities
Net Increase / (Decrease) in Partners’ Capital resulting from Operations	8,025,677

Adjustments to Reconcile Net Change in Partners’ Capital resulting from Operations to Net Cash used in Operating Activities:

Net Unrealized (Gain) / Loss on Investment in Affiliates	(8,515,706)
Increase / (Decrease) in Accrued Professional Fees	489,953

Investment Transactions:

Purchase of Investments	(95,452,877)
Proceeds from Sale of Investments	244,510

Net Cash (used in) / from Operating Activities	(95,208,444)

Cash Flows from Financing Activities

Capital Contributions	300,413,997
Capital Distributions	0

Net Cash (used in) / from Financing Activities	300,413,997

Net Increase / (Decrease) in Cash and Cash Equivalents	205,205,553
Cash and Cash Equivalents, at Inception	0

Cash and Cash Equivalents, End of Period	205,205,553

See accompanying Notes to the Financial Statements.

AlpInvest Seed Fund II, L.P.

Schedule of Investments
As of August 31, 2025

Investment in Affiliates[1,2,3]	Acquisition Date	Cost USD	Fair Value USD
North America
ASP 2025 Titan I, L.P.	August 25, 2025	2,343,640	3,582,747
ASP Bluebird, L.P.	August 15, 2025	13,675,410	13,499,998
ASP Dolphin, L.P.	August 15, 2025	13,548,658	13,872,372
ASP Gillette, L.P. [6]	August 22, 2025	26,913,660	31,341,368
ASP Horizon, L.P.[6]	August 15, 2025	33,452,301	34,607,724
ASP Kita, L.P.	August 22, 2025	5,274,699	6,819,863

Total North America (33.6%)		95,208,367	103,724,073

Total Investment in Affiliates (33.6%)		95,208,367	103,724,073

Total Cash Equivalents (66.5%)		205,205,553	205,205,553

Total Investment in Affiliates and Cash Equivalents (100.2%)		300,413,921	308,929,627

Other Assets and Liabilities, Net ((0.2%))		0	(489,953)

Net Assets (100.0%)		300,413,921	308,439,673

[1]	The Partnership’s investment in affiliates are recorded at fair value, using the net asset value (“NAV”) as a “practical expedient”, in accordance with ASC 820-10, as the asset and liability accounts of its Affiliates are measured at fair value. Refer to Note 2.2 Investment in Affiliates and Note 3. Fair Value Measurement for further details.

[2]	Investment does not issue shares.

[3]	The following table presents the Partnership’s Secondary Investments held via its Affiliates, as of August 31, 2025:

Secondary Investments[4,7]	Acquisition Date	Cost USD	Fair Value[5] USD
North America

ASP 2025 Titan I, L.P.
GA Continuity Fund II, L.P. [8]	August 25, 2025	2,350,276	3,589,387
ASP Bluebird, L.P.
Audax Private Equity Beacon CF	August 15, 2025	13,675,408	13,500,000
ASP Dolphin, L.P.
Hidden Harbor Capital Partners Continuation Fund L.P.	August 15, 2025	13,548,647	13,872,374
ASP Gillette, L.P.
Bain Capital Beacon Holdings, L.P.[6,8]	August 22, 2025	26,913,616	31,341,368
ASP Horizon, L.P.
The Resolute III Continuation Fund, L.P.[6,8,9]	August 15, 2025	34,281,634	35,439,145
ASP Kita, L.P.
Churchill Secondary Partners II, L.P. [8]	August 22, 2025	4,712,462	6,092,949
Churchill Secondary Partners II (Blocker), LLC [8]	August 22, 2025	562,216	726,914

Total North America (33.9%)		96,044,260	104,562,137

Total Secondary Investments (33.9%)		96,044,260	104,562,137

AlpInvest Seed Fund II, L.P.

Schedule of Investments (Continued)
As of August 31, 2025

[4]	Secondary Investments are portfolios of assets acquired on the secondary market.

[5]	The Private Equity Investments are recorded at fair value, using the underlying funds’ net asset value as a “practical expedient”, in accordance with ASC 820-10. Furthermore, the Fair Value has not been calculated, reviewed, verified or in any way approved by such Secondary Investment or its general partner, manager or sponsor (including any of its affiliates). Please see Notes to Financial Statements for further details regarding the valuation policy of the Partnership.

[6]	Investments that exceeded five percent of Net Assets.

[7]	Non-income producing security.

[8]	The underlying fund’s net asset value is reported net of any deferred purchase liability recorded by the underlying fund.

[9]	Investment held by the investee fund exceeded five percent of Net Assets.

	Acquisition Date	Cost USD	Fair Value USD
North America
CFS Brands (5.5%)	August 15, 2025	13,983,724	16,982,709

Investment cost in the Schedule of Investments is based on historical foreign exchange rates. Fair Value is based on the foreign exchange rates at reporting end date.

See accompanying Notes to the Financial Statements.

AlpInvest Seed Fund II, L.P.

Notes to the Financial Statements

For the Period from April 21, 2025 (Inception) to August 31, 2025

1.	General

1.1	The Partnership

AlpInvest Seed Fund II, L.P. (the “Fund” or the “Partnership”) is a Delaware limited partnership formed on April 21, 2025 (“Initial Agreement”). The Initial Agreement has been amended and restated. Collectively, the Initial Agreement and the Amended and Restated Agreement of Limited Partnership are referred to as the “Agreement”.

Capitalized terms used but not defined herein shall have the meaning assigned to them in the Agreement, if applicable.

The Partnership was formed for the purposes of identifying, acquiring, holding, managing and disposing of investments, including Portfolio Investments, in accordance with the terms of the Agreement.

The General Partner of the Partnership is AlpInvest Seed II GP, L.P. (the “General Partner”), a Delaware limited partnership. The General Partner and the Limited Partners are together referred to as the “Partners”.

At any time, the General Partner shall have the right, without the consent of any other Partner, to reorganize, including by restructuring or merger, the Partnership with and/or into a newly-formed U.S. registered closed-end investment company (such reorganization, the “Reorganization”).

Unless the Partnership is sooner dissolved in accordance with Section 4.5 of the Agreement, the Partnership will dissolve reasonably promptly after the final distribution is made to the Partners. The Partnership and the Agreement shall terminate when (i) all of the assets of the Partnership, after the payment or making reasonable provision for payment of all debts, liabilities and obligations of the Partnership, shall have been distributed to the Partners in the manner provided for in the Agreement and (ii) the certificate of limited partnership of the Partnership shall have been canceled in the manner required by the Revised Limited Partnership Act.

Except as provided for in the Agreement or as required by the Partnership Law, the Limited Partners, solely in their capacity as the Limited Partners, shall not be liable for any debt, liability or other obligation of the Partnership.

The General Partner believes it has complied in all material respects with the provisions of the Agreement for the period from Inception to August 31, 2025.

1.2	Capital Commitment and Contributions

The Limited Partner has made a Capital Subscription payable in installments (each a “Capital Contribution” and, collectively, “Capital Contributions”). The aggregate Limited Partners’ Capital Contributions amount to USD 300,413,997.

The General Partner has agreed to make to the Partnership a Capital Contribution of 0.25 % of the aggregate Capital Contributions of the Limited Partners, or such a larger amount as the General Partner may determine.

Each Limited Partner’s liability is generally limited to its Capital Commitment.

1.3	Currency

Unless otherwise specified, all figures within the financial Statements notes are in U.S. Dollars (“USD”).

2.	Summary of Significant Accounting Policies

2.1	Basis of Preparation

The Partnership’s Financial Statements have been prepared on the accrual basis of accounting in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). The Partnership is an investment company and follows the accounting and reporting guidance in Accounting Standards Codification 946, Financial Services - Investment Companies (“ASC 946”).

There may be rounding discrepancies in the grand totals due to the presentation method used.

AlpInvest Seed Fund II, L.P.

Notes to the Financial Statements

For the Period from April 21, 2025 (Inception) to August 31, 2025

2.	Summary of Significant Accounting Policies (Continued)

2.2	Investment in Affiliates

The below listed affiliates were formed for the purpose of acquiring a portfolio of interests in investment partnerships and direct investments. Affiliates are managed by AlpInvest US Holdings, LLC, except for those incorporated in The Netherlands which are managed by AlpInvest Partners B.V.. The affiliates are accounted for as investment companies, in accordance with U.S. GAAP Accounting Standards Codification 946, Financial Services - Investment Companies (“ASC 946”), therefore the Partnership’s investment in the affiliates are valued at fair value, which is equal to the Partnership’s proportionate interest in the net asset value of the affiliates. The significant accounting policies of the affiliated entities are the same as the Partnership. The investment objectives of all affiliates are governed by their respective limited partnership agreements and therefore redemptions from the affiliates are generally not permitted.

	Country of Incorporation	Ownership %
ASP 2025 Titan I, L.P.	United States of America	0.87%
ASP Bluebird, L.P.	United States of America	9.23%
ASP Dolphin, L.P.	United States of America	14.11%
ASP Gillette, L.P.	United States of America	34.88%
ASP Horizon, L.P.	United States of America	28.28%
ASP Kita, L.P.	United States of America	10.68%

2.3	Cash and Cash Equivalents

Cash and Cash Equivalents include cash in demand deposit accounts and highly liquid marketable securities with an original maturity, at the time of purchase, of three months or less. The Partnership maintains cash held on deposit at ABN AMRO Bank N.V.. The Partnership is subject to credit risk should the financial institution be unable to fulfill its obligations.

For the purpose of the Statement of Cash Flows, Cash and Cash Equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts when applicable. Bank overdrafts are shown in Liabilities in the Statement of Assets, Liabilities and Partners’ Capital.

The Partnership does not have any restricted cash balances.

2.4	Foreign Currency Translation

Assets and liabilities denominated in foreign currencies are translated using the exchange rates as of the reporting end date. Gains and losses resulting from transactions in foreign currencies are calculated using daily exchange rates and are included in the accompanying Statement of Operations.

All realized foreign exchange differences are reflected in “Net Realized Gain / (Loss) on Investments and Foreign Currency Translation” in the Statement of Operations while unrealized foreign exchange differences resulting from investments are reflected in “Net Unrealized Foreign Currency Gain / (Loss) on Investments” in the Statement of Operations.

All realized foreign exchange differences in the affiliated entities are reflected in “Net Realized Gain / (Loss) on Investment in Affiliates and Foreign Currency Translation” in the Statement of Operations while unrealized foreign exchange differences resulting from investment in affiliates are reflected in “Net Unrealized Foreign Currency Gain / (Loss) on Investment in Affiliates” in the Statement of Operations.

2.5	Taxes

The Partnership should be treated as a partnership for income tax purposes. Each partner in the Partnership is subject to taxation on its share of the Partnership’s ordinary income and capital gains. The Partnership will consider its secondary withholding obligations when appropriate, but the investment process and/or investment structures makes any withholding obligation very unlikely to occur. Accordingly, no provision for income tax is made in the Partnership’s Financial Statements pursuant to the provisions of U.S. GAAP Accounting Standards Codification 740, Income Taxes (“ASC 740”).

In accordance with ASC 740, the General Partner evaluates tax positions taken or expected to be taken in the course of preparing the Partnership’s Financial Statements to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions with respect to tax at the Partnership level not deemed to meet the “more-likely-than-not” threshold would be recorded as an expense in the current period. The General Partner has concluded that no provision for income tax is required in the Partnership’s Financial Statements for the period ended August 31, 2025.

The Partnership recognizes interest and penalties, if any, related to tax positions as interest expense in the Statement of Operations. For the period from Inception to August 31, 2025 the Partnership did not incur any interest or penalties.

AlpInvest Seed Fund II, L.P.

Notes to the Financial Statements

For the Period from April 21, 2025 (Inception) to August 31, 2025

2.	Summary of Significant Accounting Policies (Continued)

2.6	Revenue Recognition

When the difference between the cost and the fair value of investments increases or decreases the appreciation or depreciation is included in “Net Unrealized Gain / (Loss) on Investments” in the Statement of Operations. When investments are sold, distributed or written off, the unrealized gain / (loss) is reversed upon the recognition of the realized gain or loss.

When the difference between the cost and the fair value of investment in affiliates increases or decreases the appreciation or depreciation is included in “Net Unrealized Gain / (Loss) on Investment in Affiliates” in the Statement of Operations. When investments are sold, distributed or written off, the unrealized gain / (loss) is reversed upon the recognition of the realized gain or loss.

Investment transactions are accounted for on a trade date basis, if applicable. Interest income is recognized on an accrual basis. Dividend income is recognized on the ex-dividend date. Interest income and dividend income are reflected separately in the Statement of Operations, if applicable.

If the interest or dividend bearing asset is held through Affiliates (see Note 2.2 Investment in Affiliates), the interest income and dividend income are recognized within “Net Realized Gain / (Loss) on Investment in Affiliates and Foreign Currency Translation” in the Statement of Operations.

Other income in the Statement of Operations consists of interest on late closing and other investment related income, if applicable.

2.7	Investments at Fair Value

The Partnership’s investments are stated at fair value in accordance with U.S. GAAP Accounting Standards Codification 820, Fair Value Measurements and Disclosures (“ASC 820”).

2.8	Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of the revenues and expenses during the reported period. The General Partner of the Partnership believes the estimates utilized in preparing the financial statements are reasonable. However, existing circumstances and assumptions about future developments may change due to market changes or circumstances arising beyond the control of the Partnership, including as a result of geopolitical events and the related impact on the macroeconomic environment. As such, actual results could differ materially from those estimates.

2.9	New Accounting Pronouncements

There have been no new accounting pronouncements released as of August 31, 2025 that are considered to have a potential impact on the Partnership.

3.	Fair Value Measurement

In accordance with ASC 820-10, the Partnership reports its investments at fair value. ASC 820 defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements.

As required by this standard, the Partnership’s investments are classified within the fair value hierarchy based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets (Level I) and the lowest priority to unobservable inputs (Level III). The three levels of the fair value hierarchy are defined as follows:

AlpInvest Seed Fund II, L.P.

Notes to the Financial Statements

For the Period from April 21, 2025 (Inception) to August 31, 2025

3.	Fair Value Measurement (Continued)

Level I - inputs to the valuation are unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted investments including derivatives, listed in active markets. The Partnership does not adjust the quoted price for these investments, even in situations where the Partnership holds a large position.

Level II - inputs to the valuation are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date. Investments that are generally included in this category include restricted securities listed in active markets or securities traded in other than active markets and certain over-the-counter derivatives where the fair value is based on observable inputs. No significant assumptions or judgements are applied for Level II investments.

Level III - inputs to the valuation are unobservable and significant to overall fair value measurement. The inputs into the determination of fair value require significant management judgment or estimation. Investments that are included in this category generally include investments in privately held entities that are supported by little or no market activity and certain over-the-counter derivatives where the fair value is based on unobservable inputs.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Partnership’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.

All investments of the Partnership are measured at Net Asset Value.

The following table summarizes the Partnership’s investments measured at Net Asset Value, as of August 31, 2025:

August 31, 2025	USD
Investment in Affiliates, at Fair Value[1]	103,724,073

Total Investments at Fair Value	103,724,073

[1]	In accordance with Subtopic 820-10, investments that are measured at net asset value as a practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the Statement of Assets, Liabilities and Partners’ Capital.

The valuation of investments including limited partnerships and direct investments held directly or indirectly through affiliated entities, requires significant judgment by the General Partner due to the absence of quoted market values, inherent lack of liquidity and the long-term nature of such assets. The valuation techniques for the investments are described below.

In reviewing the investee fund financial statements and capital account balances, the General Partner considers compliance with relevant accounting principles, the currency in which the investment is denominated and other information that is deemed relevant by the General Partner. Investments in limited partnerships are recorded at fair value, using the limited partnerships’ net asset value as a “practical expedient”, in accordance with ASC 820-10.

The fair value relating to certain underlying investments of these limited partnerships, for which there is no public market, has been estimated by the respective limited partnerships’ management and is based upon available information in the absence of readily ascertainable fair value. Due to the inherent uncertainty of valuation, those estimated fair values may differ significantly from the values that would have been used had a public market for the investments existed. These differences could be material.

AlpInvest will adjust the fair value provided by the Investment Managers for subsequent cash flows received from or distributed to the investee funds and for any changes in the market prices of public securities held by the investee funds (if any) and may also apply a market adjustment to reflect the estimated change in the fair value of the investee funds’ non-public investments from the date of the most recent net asset value provided by the Investment Managers. Further, event-driven adjustments may be made to specific investments held by the investee funds by the General Partner.

Investments include limited partnership interests in private equity partnerships, all of which carry restrictions on redemption. The Partnership will receive distributions from the investments in limited partnerships held directly or indirectly through affiliated entities as the assets in the underlying investee funds are liquidated. The Partnership expects the assets to be liquidated in the latter part of the Partnership’s term (refer Note 1.1 The Partnership).

AlpInvest Seed Fund II, L.P.

Notes to the Financial Statements

For the Period from April 21, 2025 (Inception) to August 31, 2025

3.	Fair Value Measurement (Continued)

The Partnership enters into purchase agreements in the secondary market and purchases interests in underlying investee funds directly or indirectly through affiliated entities, usually at a discount (but can also be at a premium) to the reported fair value of the investee fund, at the purchase date. The differences between the purchase prices and reported fair values of the investee funds are recorded as part of the unrealized appreciation or depreciation on investments. For the underlying investee funds held through affiliated entities, the differences between the purchase prices and reported fair values of the investee funds are recorded as part of the unrealized appreciation or depreciation on investment in affiliates, if applicable.

The valuation of investment in affiliates is based on the net asset value (“NAV”) of the entity, as the asset and liability accounts are measured at fair value.

4.	Expenses

The Partnership shall bear the costs of all expenditures directly relating to the Partnership’s investments and business activities (“Partnership Expenses”). Each Partner shall be solely responsible for its own expenses and out-of-pocket costs incurred in connection with the organization of, its admission to, and the maintenance of its Interest in the Partnership.

To the extent that aggregate Organizational Expenses exceed USD 333,000, 100% of the portion of such excess Organizational Expense amount shall reduce the Incentive Fee payable by the Partnership in accordance with the Agreement.

For the period from Inception to August 31, 2025, Organizational Expenses of USD 365,930 were incurred. Excess Organizational Expenses amounting to USD 32,597 will reduce the realized Incentive Fees as it occurs. The Organizational Expenses consist of legal expenses have been reflected in “Legal Expenses” within “Professional Fees” and travel expenses which are reflected in “Other Expenses” in the Statement of Operations.

Professional Fees include the following:

2025
USD

Auditing Expenses	80,000
Legal Expenses	409,953

Total Professional Fees	489,953

“Other Expenses” in the Statement of Operations is made up of, where applicable, travel expenses (which form part of Organizational Expenses), bank fees, unrealized foreign exchange differences on working capital, and software used in the administration of the Partnership.

5.	Distributions and Allocations

General

No interest or other compensation shall be allowed to any Partner by reason of the amount of its Capital Contributions except its share of distributions as set forth below or as otherwise provided herein. Distributions from the Partnership may be made at any time, and from time to time, as determined by the General Partner. The General Partner shall be entitled to withhold from any distributions appropriate reserves for expenses and liabilities of the Partnership, including contingent and estimated future liabilities and tax withholdings, as the General Partner shall reasonably determine. Any amounts so reserved will not reduce a Partner’s Capital Subscription. The General Partner shall also be entitled to withhold distributions as set forth elsewhere in the Agreement. All distributions will be made to Partners of record as of the distribution date.

Sharing of Distributions

Distributions Generally

Subject to the ability to utilize proceeds to satisfy Capital Contribution obligations, distributions of income earned from Portfolio Investments of the Partnership shall be made to the Partners pro rata (based on the relative Capital Subscriptions of the Partners, including any increase therein in the case of an Additional Capital Subscription). For the avoidance of doubt, any proceeds received by the Partnership as a result of borrowing pursuant to Section 2.1(b) of the Agreement to provide funds for distribution by the Partnership, which are intended to accelerate the receipt of proceeds that the Partnership is entitled to receive in connection with the Partnership’s interest in any Portfolio Investments, shall also be distributed in accordance with Section 3.2.1 or 3.2.2 of the Agreement as determined by the General Partner.

AlpInvest Seed Fund II, L.P.

Notes to the Financial Statements

For the Period from April 21, 2025 (Inception) to August 31, 2025

5.	Distributions and Allocations (Continued)

Distributions of Securities

Distributions pursuant to Sections 3 and 4 of the Agreement may be made in cash or in securities. The General Partner will not cause the Partnership to make in-kind distributions to the Partners except (i) in connection with a Reorganization, (ii) if such securities are Marketable Securities or (iii) subject to Section 4 of the Agreement, upon dissolution of the Partnership. In making distributions of securities pursuant to Section 3 or Section 4 of the Agreement, the General Partner shall allocate such securities proportionately among the Partners except to the extent that the General Partner determines that a disproportionate distribution is necessary to avoid a Partner receiving a security that it is prohibited from holding or that would result in a violation of law by such Partner or, in the case of a Limited Partner that is an employee benefit plan, by such employee benefit plan or any fiduciary or sponsor with respect to such plan, or a proportionate distribution is impracticable or otherwise contrary to the best interests of the Partnership.

Recalled, Recycled and Retained Distributions

Pursuant to the Agreement, the Partnership may require the Limited Partners to (i) recontribute distributions for reinvestment and/or to pay Partnership Expenses in the future; any recontribution shall be treated as a distribution for the purposes of the distribution waterfall described, and/or (ii) return distributions to satisfy the Partnership’s obligations and/or to fund other expenses related to the Partnership. Furthermore, the General Partner may retain appropriate reserves from any distributions for expenses and liabilities of the Partnership. Distributions will only be retained once both the recallable and recyclable proceeds are fully expended, and unfunded commitments are insufficient.

6.	Capital Contributions and Commitments

A summary of the Capital Contributions and Commitments of the Partnership at August 31, 2025 is shown below:

2025 USD

Contributions	300,413,997
Unfunded Commitment	100,137,999

Aggregate Capital Commitments	400,551,996

Ratio of Total Contributed Capital to Capital Commitments	75.00%

Ratio of Total Contributed Capital to Capital Commitments after reducing Contributed Capital by Contributions Paid Outside of Commitment and Temporary Capital Distribution	75.00%

7.	Financial Highlights

The following financial highlights have been calculated for the period from Inception to August 31, 2025 (except as disclosed below). The financial highlights are calculated for the Limited Partners and have not been annualized. The financial highlights are calculated for the Limited Partners taken as a whole. As a result, an individual investor’s financial highlights may vary from the amounts presented below.

Ratios to Average Limited Partners’ Capital:	2025

Ratio of Expenses	0.16%
Ratio of Net Investment Income / (Loss)	(0.16%)

Internal Rate of Return:
Cumulative Internal Rate of Return from Inception	76.13%

The ratio of Expenses and Net Investment Income / (Loss) to average Limited Partners’ Capital are calculated for the Limited Partners and excludes data for the General Partner.

The ratios of Expenses and Net Investment Income / (Loss) to average Limited Partners’ Capital are only representative of the expenses and investment income earned at the Partnership level and do not include the proportionate share of income and expenses from the underlying investee funds.

AlpInvest Seed Fund II, L.P.

Notes to the Financial Statements

For the Period from April 21, 2025 (Inception) to August 31, 2025

7.	Financial Highlights (Continued)

The Internal Rate of Return (“IRR”) since inception of the Limited Partners is net of all fees and profit allocations to the General Partner, and was computed based on the actual dates of capital contributions and distributions, and the aggregate net assets at the end of the period of the Limited Partners’ capital as of the reporting end date. The IRR shown above excludes the limited partner interest of AlpInvest affiliated entities (if applicable).

8.	Related Party Transactions

The General Partner, AlpInvest Partners B.V. and its affiliates, Chronograph, LLC, and Canoe Software, Inc. are related parties of the Partnership. All fees paid to Chronograph, LLC for software subscriptions and/or licenses utilized in performance and other investor related reporting, and fees paid to Canoe Software, Inc. (if applicable) for software utilized in the administration and operation of the Partnership are incurred by the Partnership and reflected as “Other Expenses” in the Statement of Operations.

From time to time, AlpInvest Partners B.V. incurs certain costs on behalf of the Partnership, after which it is reimbursed by the Partnership. These balances are generally non-interest bearing and payable on demand. All related party transactions have been executed at arm’s length conditions. Outstanding amounts due to all related parties from the Partnership as of August 31, 2025, will be paid in the fourth quarter of 2025, if applicable.

The Partnership (through its Affiliates) has acquired a portion of (a) portfolio investment(s) with a net asset value of USD 91,757,278 from another/other Partnership(s) managed by the Investment Manager through a syndication arrangement in accordance with the provisions of the Agreement (“the transfer”). The portfolio investment(s) are reflected within “Investment in Affiliates, at Fair Value” in the Statement of Assets, Liabilities and Partners’ Capital. The transfer is treated as if the transferee had committed to the portfolio investment(s) from the initial recognition date. The transferor is a related party of the Investment Manager and therefore a related party of the Partnership. The interest in connection with the syndication(s) amounting to USD 3,451,089 was capitalized and subsequently recognized in “Net Unrealized Gain / (Loss) on Investment in Affiliates” in the Statement of Operations. The transaction(s) are executed at arm’s length conditions.

9.	Risks

The underlying partnership investments are subject to various risk factors including market and credit risk, interest rate risk, and foreign exchange risk. The investments are made in private companies whose shares do not trade on established exchanges, therefore the Partnership’s ability to liquidate its investments and realize value is subject to significant limitation and uncertainties and there can be no assurances that the Partnership will be able to realize the value of such investments in a timely manner. Non-USD denominated investments may result in foreign exchange losses caused by devaluations and foreign exchange fluctuations. In addition, impacts of political, social, economic (including geopolitical events and the impact thereof on general economic activity and financial markets) or diplomatic changes may have disruptive effects on market prices or fair valuations of investments. Such events are beyond the Partnership’s control, and the likelihood that they may occur and the effect on the Partnership cannot be predicted. Recent geopolitical events have increased the level of Credit Risk on the Partnership’s underlying portfolio companies. The General Partner remains confident that its investment policy, which has been designed to diversify the portfolio across strategies, industries geographies and vintage years, will continue to be critical in limiting credit risk and concentration risk and maximize risk-adjusted returns across varying market conditions.

10.	Commitments and Contingencies

In the ordinary course of business, the Partnership may enter into contracts or agreements that contain indemnifications or warranties. The Partnership’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Partnership that have not yet occurred. Based on history and experience, the General Partner is of the view that the likelihood of such an event is remote.

As of August 31, 2025, the total Remaining Commitment to Third Parties of the Partnership, directly or indirectly via its affiliates is shown below:

2025 USD

Remaining Commitment to Third Parties[1]	52,001,712

[1]	These amounts have been calculated using the spot rate prevailing at the reporting end date. This method has been used to ensure that foreign currency fluctuations do not impact the resulting remaining commitment figures.

AlpInvest Seed Fund II, L.P.

Notes to the Financial Statements

For the Period from April 21, 2025 (Inception) to August 31, 2025

10.	Commitments and Contingencies (Continued)

At the time of a Reorganization, AlpInvest US Holdings, LLC (the “Adviser”) shall be entitled to receive an incentive fee in an aggregate amount equal to 12.5% of realized and unrealized net profits, if any, attributable to each Capital Account as of the date of the Reorganization (collectively, the “Incentive Fee”), provided that any such Incentive fee payable as of the date of the Reorganization shall be payable to the Adviser or one of its Affiliates as a reduction of payments in respect of the Adviser Share as contemplated by Section 8 of the Agreement. The equivalent value of such an incentive fee if the Reorganization occurred on August 31, 2025 would be USD 970,613. If the Partnership has not completed a Reorganization on or before the second anniversary of the final closing of the Partnership, new terms will be agreed between the Partners regarding any fees payable by the Limited Partners.

11.	Subsequent Events

Subsequent events have been evaluated through October 13, 2025, which is the date the Financial Statements were available to be issued. There were no subsequent events that required recognition or disclosure.

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